Exhibit 10.2

FIRST AMENDMENT

TO THE SYSCO CORPORATION

SUPPLMENTAL EXECUTIVE RETIREMENT PLAN

Pursuant to the authority granted the Compensation Committee of the Board of Directors of Sysco Corporation (the "Compensation Committee") under Section 10.1 of the Sysco Corporation Supplemental Executive Retirement Plan (the "SERP"), effective June 29, 2013, the Compensation Committee hereby amends the SERP as follows:

1.	The first sentence of Section 4.4 of the SERP is hereby amended with the addition of the following clause as the conclusion of that sentence:

"; provided that, any election by a married Participant of a form of payment other than the Joint and Survivor Annuity shall be ineffective unless the Participant's  spouse has indicated consent by completing and signing the applicable spousal consent section of the payment election form that may be prescribed by the Administrative Committee."

2.	The third sentence of Section 6.4 of the SERP is hereby amended to read in its entirety as:

''The amount of such hypothetical retirement benefit shall equal the Participant's Vested Accrued Benefit as determined under Section 4.2(a), reduced, for  the period by which the first  payment of the  death benefit precedes the first day of the month on or after date the Participant would have attained age sixty-five (65), by 5/9ths of one percent (1%) for each of the  first  one  hundred  twenty  (120)  calendar  months  and  actuarially thereafter (using the assumptions for  Actuarial Equivalence), adjusted as applicable, to take into account the form of such Participant's  Retirement Benefit under Section 4.4., without regard to the Participant's  election, if any, pursuant to Section 4.4."

IN WITNESS WHEREOF, this Amendment 2014-1 to the SERP has been executed as of this 20th day of February, 2014.

SYSCO CORPORATION

By: /s/ Russell Libby
Russell Libby, General Counsel